EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three Months Ended January 31, 2003 and January 25, 2002
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,	January 25,
	2003	2002

Net Sales	$ 126,329	$ 96,818
Gross Margin	38,673	32,467

Income From Continuing Operations	5,843	6,638
Loss From Discontinued Operations, Net of Tax	-	(2,293)

Earnings Before Cumulative Effect
of a Change in Accounting Principle	5,843	4,345
Cumulative Effect of a Change in Accounting Principle	-	(7,574)

Net Earnings (Loss)	$ 5,843	$ (3,229)

Basic

Weighted Average Number of Shares Outstanding	20,796	20,721

Earnings (Loss) Per Share-Basic
Continuing operations	$ .28	$ .32
Discontinued operations	-	(.11)

Earnings (loss) per share before cumulative effect
of a change in accounting principle	.28	.21
Cumulative effect of a change in accounting principle	-	(.37)

Earnings (loss) per share-basic	$ .28	$ (.16)

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ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three Months Ended January 31, 2003 and January 25, 2002
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,	January 25,
	2003	2002
Diluted

Weighted Average Number of Shares Outstanding	20,796	20,721

Net Shares Assumed to be Issued for Stock Options	231	208

Weighted Average Number of Shares
and Equivalent Shares Outstanding-Diluted	21,027	20,929

Earnings (Loss) Per Share-Diluted
Continuing operations	$ .28	$ .32
Discontinued operations	-	(.11)

Earnings (loss) per share before cumulative effect of a
change in accounting principle	.28	.21
Cumulative effect of a change in accounting principle	-	(.36)

Earnings (loss) per share-diluted	$ .28	$ (.15)

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